                                                                  EXHIBIT (a)(3)


                             ---------------------

                 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                                FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

                             ---------------------




THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS RELATING TO THE
  ENTRUST, INC. 1999 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN AND PART OF THE
SECTION 10(a) PROSPECTUS RELATING TO THE ENTRUST, INC. AMENDED AND RESTATED 1996
                        STOCK INCENTIVE PLAN, AS AMENDED



                                 June 19, 2001

                                 ENTRUST, INC.

        Offer to Exchange Certain Outstanding Options for New Options
                           (the "Offer to Exchange")

 The offer and withdrawal rights expire at 9:00 p.m., Pacific Daylight Time, on
                  July 27, 2001 unless the offer is extended.

     Entrust, Inc., a Maryland corporation, formerly known as Entrust Technologies Inc. ("Entrust") is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Entrust common stock for new options which we will grant under the Entrust, Inc. 1999 Non-Officer Employee Stock Incentive Plan (the "1999 Plan"). We are making the offer upon the terms and conditions described in (i) this Offer to Exchange (the "Offer to Exchange"); (ii) the related memorandum from F. William Conner dated June 19, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will depend on the exercise price of the options tendered by the eligible employee and accepted for exchange. If you tender options with an exercise price of less than fifty dollars ($50) per share, the number of shares subject to your new option will be equal to the number of shares subject to the options cancelled. If you tender options with an exercise price of fifty dollars ($50) per share or more, the number of shares subject to your new option will be equal to one-half (1/2) the number of shares subject to the options cancelled. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by Entrust through the offer will be cancelled promptly on the first business day following the date the offer ends. The offer is presently scheduled to expire on July 27, 2001 (the "Expiration Date") and we expect to cancel options on July 30, 2001 (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we presently expect to cancel all tendered options on July 30, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since January 30, 2001.

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     You may participate in the offer if you are an (i) eligible employee of Entrust, Inc. or one of our subsidiaries; (ii) who resides or works in the United States, Canada or the United Kingdom as of the date the offer commences and through the Cancellation Date; and (iii) you are not subject to the tax laws in any other country. Affiliates of Entrust, which shall include Directors and employees who are defined as "officers" for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, comprised of those persons listed in Schedule A to this Offer to Exchange, are not eligible to participate. In
   ----------
order to actually receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1999 Plan.

     Except for participants who are residents of Canada for tax purposes, the exercise price per share of the new options will be 100% of the fair market value of Entrust's common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on such date, which will be at least six months and one day after the Cancellation Date. In order to preserve favorable tax treatment for participants who are residents of Canada for tax purposes, the exercise price per share of the new options for such Canadian tax residents will be the greater of 100% of the fair market value of Entrust's common stock on the date of grant and the fair market value of Entrust's common stock on the Cancellation Date. If, however, prior to the date of grant of the new options Entrust enters into a merger or other similar transaction whereby Entrust is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Entrust's), with an exercise price equal to the fair market value of such acquirer's stock on the date the new option is granted (or, for tax residents of Canada, an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust). The number of shares subject to your new option would be adjusted so that the number of options you would be granted would be equal to the number of options that you would have received had the merger or acquisition not occurred, multiplied by the exchange ratio that was used in the merger or acquisition. Even upon the happening of such events, the date the new option is granted will remain a date which is at least six months and one day after the Cancellation Date. We expect the date of grant of the new options to be January 31, 2002.

     As noted above, if you tender options with an exercise price of less than fifty dollars ($50) per share, the number of shares subject to your new option will be equal to the number of shares subject to the options cancelled. If you tender options with an exercise price of fifty dollars ($50) per share or more, the number of shares subject to your new option will be equal to one-half (1/2) the number of shares subject to the options cancelled.

     Each new option granted will vest in accordance with the vesting schedule of the cancelled options as follows:

     . any shares that were fully vested on the Cancellation Date will be fully vested, and any unvested shares that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

     . all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

           - An employee cancels an option that is 20/48th vested at the time of cancellation.

           -  The new grant occurs 6 months and one day after cancellation.

           - The replacement option will be 26/48th vested at the time of grant.

     Although our Board of Directors has approved our making of the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of Entrust common stock are traded on the Nasdaq National Market under the symbol "ENTU." On June 12, 2001, the closing price of our common stock reported on the Nasdaq National Market was $5.90 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

     Questions about the offer or requests for assistance or for additional copies of (i) this Offer to Exchange; (ii) the memorandum from F. William Conner dated June 19, 2001; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer should be directed to Jeff Bearrows at Entrust, Inc., One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, TX 75093 (telephone:
(613) 270-2990) (Internal outlook e-mail address "Option Exchange"; Internet e-mail address "option.exchange@entrust.com").

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required schedules to Jeff Bearrows at fax number (972) 943-7360 on or before 9:00 p.m. Pacific Daylight Time on July 27, 2001.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related memorandum from F. William Conner dated June 19, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Entrust.

                               TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
SUMMARY TERM SHEET...................................................................................   1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER..........................................................   10

INTRODUCTION.........................................................................................   14

THE OFFER............................................................................................   16

1.   Eligibility.....................................................................................   16

2.   Number of options; expiration date..............................................................   16

3.   Purpose of the offer............................................................................   17

4.   Procedures for tendering options................................................................   19

5.   Withdrawal Rights and Change of Election........................................................   19

6.   Acceptance of options for exchange and issuance of new options..................................   21

7.   Conditions of the offer.........................................................................   22

8.   Price range of shares underlying the options....................................................   24

9.   Source and amount of consideration; terms of new options........................................   24

10.  Information concerning Entrust..................................................................   29

11.  Interests of directors and officers; transactions and arrangements concerning the options.......   30

12.  Status of options acquired by us in the offer; accounting consequences of the offer.............   31

13.  Legal matters; regulatory approvals.............................................................   31

14.  Material U.S. Federal Income Tax Consequences...................................................   31

15.  Material Tax Consequences for Employees Who are Tax Residents in Canada.........................   33

16.  Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.............   35

17.  Extension of offer; termination; amendment......................................................   36

18.  Fees and expenses...............................................................................   37

19.  Additional information..........................................................................   38

20.  Miscellaneous...................................................................................   39


SCHEDULE A  Information Concerning the Directors and Executive Officers of Entrust, Inc..............  A-1

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from F. William Conner dated June 19, 2001, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from F. William Conner dated June 19, 2001, the Election Form and the Notice to Withdraw from the Offer. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities are Entrust offering to exchange?

     We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Entrust, Inc. ("Entrust") issued under the Entrust, Inc. 1996 Amended and Restated Stock Incentive Plan, as amended (the "1996 Plan") or the Entrust, Inc. 1999 Non-Officer Employee Stock Incentive Plan (the "1999 Plan") held by eligible employees, for new options we will grant under the 1999 Plan. Stock options granted pursuant to the enCommerce 1997 Stock Option Plan are not eligible to be exchanged and the terms, price and tax consequences of these options will not be affected in any way. Shares issued under the Employee Stock Purchase Plan will not be affected in any way. (Page
16)

Who is eligible to participate?

     Employees are eligible to participate if they are employees of Entrust or one of Entrust's subsidiaries as of the date the offer commences and remain employees through the date on which the tendered options are cancelled, but only if they are residents of the United States, Canada or the United Kingdom or are employed by subsidiaries of Entrust located in those countries and are subject
                                                               ---
solely to the tax laws in those countries. In addition, affiliates of Entrust, which shall include members of the Board of Directors and all employees who are defined as "officers" for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (as listed in Schedule A to this Offer to Exchange), are
                                      ----------
not eligible to participate. In order to receive a new option, you must remain an employee of Entrust or one of Entrust's subsidiaries, or a successor of Entrust, as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Entrust does not extend the offer, the new options will be granted on January 31, 2002. (Page 16)

Are employees outside the United States eligible to participate?

     Only certain employees outside the United States are eligible to participate. Employees who (i) are either residents of Canada or the United Kingdom or are employed by subsidiaries of Entrust in those countries; and (ii) are subject solely to the tax laws in those countries or the United States are eligible to participate. Please be sure to read Sections 15 and 16 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside the United States. (Pages 33-36)

Why is Entrust making the offer?

     We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Pages 17-18)

What are the conditions to the offer?

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Pages 22-23)

Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

     To receive a grant of new options through the offer and under the terms of the 1999 Plan, you must continue to be employed by Entrust or one of its subsidiaries, or a successor of Entrust, as of the date the new options are granted.

     As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of Entrust or one of its subsidiaries, or a successor of Entrust, through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. You are reminded that unless expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Entrust will remain "at-will" and can be terminated by you or Entrust at any time, with or without cause or notice. (Pages 16-17)

How many new options will I receive in exchange for my tendered options?

     The number of new options you will receive in exchange for your tendered options depends on the exercise price of your tendered options. Assuming you meet the eligibility requirements and subject to the terms of this offer, if you tender options with an exercise price of less than fifty dollars ($50) per share we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. For example, if you have an option to purchase one hundred (100) shares at an exercise price of fifteen dollars ($15) per share, your new option will be to purchase one hundred (100) shares. If you tender options with an exercise price of fifty dollars ($50) per share or more, assuming you meet the eligibility requirements and subject to the terms of this offer, you will receive one new option for every two options you cancel. For example, if you have an option to purchase one hundred (100) shares at an exercise price of seventy dollars ($70) per share, your new option will be to purchase fifty (50) shares. If, however, prior to the date of grant of the new options, Entrust enters into a merger or other similar transaction whereby Entrust is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Entrust's) and the number of new options you will receive will be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. New options will be granted under our 1999 Plan, unless prevented by law or applicable regulations.

All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Pages 16-17)

When will I receive my new options?

     We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange (the "New Option Grant Date"). If we cancel tendered options on July 30, 2001, which is the scheduled date for the cancellation of the options (the next business day following the expiration date of the offer), the new options will not be granted until January 31, 2002. You must continue to be an employee on the date we are granting the new options in order to be eligible to receive them. (Page 21)

Why won't I receive my new options immediately after the offer expires and my options are cancelled?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

     No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a promise to grant stock option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at Entrust or one of its subsidiaries, or a successor of Entrust, on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 21)

Will I be required to give up all my rights to the cancelled options?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 21)

What will the exercise price of the new options be?

     Except for participants who are residents of Canada for tax purposes, the exercise price per share of the new options will be 100% of the fair market value of Entrust's common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. In order to preserve favorable tax treatment for Canadian tax residents, the exercise price per share of the new options for

Canadian tax residents will be the greater of 100% of the fair market value of Entrust's common stock on the date of grant and the fair market value of Entrust's common stock on the Cancellation Date. If, however, prior to the date of grant of the new options Entrust enters into a merger or other similar transaction whereby Entrust is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Entrust's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant of the new options (or, for tax residents of Canada, an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust). Regardless of the occurrence of any such merger or other similar transaction, the New Option Grant Date will be at least six months and one day after the Cancellation Date.

     Of course, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 21)

Why might my new option exercise price be higher if I am a tax resident of Canada?

     As mentioned above, if you are a resident of Canada for tax purposes, the exercise price of your new options will be the greater of (i) 100% of the fair market value of Entrust's common stock on the date the new options are granted, as determined by the closing price reported by the Nasdaq National Market on the date of grant and (ii) 100% of the fair market value of Entrust's common stock on the date your old options are cancelled. Your new options will be priced this way in order to preserve your ability to receive favorable tax treatment under Canadian tax law. Please see Section 15 of the Offer to Exchange for a discussion of the potential tax consequences to you of participating in this offer.

When will the new options vest?

     The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

     Each new option granted will vest as follows:

     . any shares that were fully vested on the date that options tendered for exchange are cancelled will be fully vested,

     . all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

     . all remaining unvested shares subject to options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

           - An employee cancels an option that is 20/48th vested at the time of cancellation.

           -  The new grant occurs 6 months and one day after cancellation.

           - The replacement option will be 26/48th (plus one day) vested at the time of grant. (Page 26)

What if Entrust enters into a merger or other similar transaction?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction whereby Entrust would be acquired by another company. The Promise to Grant Stock Option(s) which we will give you evidences our binding commitment to you, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you a new stock option on or about January 31, 2002 (assuming that Entrust does not extend the offer). Such a stock option could be for the purchase of the acquirer's stock (as opposed to Entrust's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. Such a new option for the purchase of the acquirer's stock would have an exercise price equal to the fair market value of such acquirer's stock on the New Option Grant Date (or, for tax residents of Canada, an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust), and would be unaffected by the acquirer's treatment of Entrust's existing stock option plans. Regardless of the happening of such events, the New Option Grant Date will be at least six months and one day after the Cancellation Date.

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options.

     Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

Are there circumstances where I would not be granted new options?

     Yes. If, for any reason, you are no longer an employee on the date we grant new options, you will not receive any new options. You are reminded that unless expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Entrust will remain "at-will" and can be terminated by you or Entrust at any time, with or without cause or notice. (Pages 16-17)

     Moreover, even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq listing requirements or foreign laws. We will use reasonable efforts to avoid any such prohibitions, but if it is applicable throughout the period after the first business day that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 31)

If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

     Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each grant or none of those shares. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

     .  none of your options,

     . options with respect to the 300 remaining unexercised shares under the first option grant,

     .  options with respect to all 1,000 shares under the second option grant,

     .  options with respect to all 2,000 shares under the third option grant,

     . all unexercised options with respect to two of the three option grants, or

     .  all unexercised options under all three of the option grants.

     You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 16)

     Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in January 2001 and a grant in February 2001 and you want to tender your January 2001 option grant, you would also be required to tender your February 2001 option grant. (Page 16)

What happens to options that I choose not to tender or that are not accepted for exchange?

     Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Will I have to pay taxes if I exchange my options in the offer?

     If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside, at the time of the exchange. Further, at the grant date of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside.

     For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. In addition, we strongly urge you to read Sections 14 through 16 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer. (Pages 30-31)

If my current options are incentive stock options, will my new options be incentive stock options?

     No, your new options will be nonstatutory stock options, not incentive stock options. Nonstatutory stock options receive potentially less favorable tax treatment than incentive stock options and you should consult with your personal tax advisor regarding any effect that this may have with respect to your tax situation. (Page 25)

When will my new options expire?

     Your new options will expire on the date indicated in your stock option agreement, which is generally ten (10) years from the date of grant, or earlier if your employment with Entrust terminates. (Page 25)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

     The offer expires on July 27, 2001, at 9:00 p.m., Pacific Daylight Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 17)

How do I tender my options?

     If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on July 27, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax #
(972) 943-7360) or hand delivery to Jeff Bearrows. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page
19)

During what period of time may I withdraw previously tendered options?

     You may withdraw your tendered options, and reject our offer, at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on July 27, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we presently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by August 13, 2001, you may withdraw your tendered options at any time after August 13, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (972) 943-7360) or hand delivery to Jeff Bearrows a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Pages 19-20)

     Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw
                                                 ---
from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

Can I change my election regarding particular options I tendered?

     Yes, you may change your election regarding particular options you previously tendered at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on July 27, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (972) 943-7360) or hand delivery to Jeff Bearrows a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. (Pages 19-20)

What do Entrust and the Board of Directors think of the offer?

     Although our Board of Directors has approved Entrust's decision to make the offer, neither Entrust nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Whom can I talk to if I have questions about the offer?

     For additional information or assistance, you should contact:

     Jeff Bearrows
     Entrust, Inc.
     One Preston Park South, Suite 400
     4975 Preston Park Boulevard
     Plano, TX 75093

     (613) 270-2990
     Internal outlook e-mail address:  Option Exchange
     Internet e-mail address:  option.exchange@entrust.com

                                 CERTAIN RISKS
                         OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Risk Factors" in Entrust's annual report on Form 10-K filed March 20, 2001, as amended, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the Sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, the memorandum from F. William Conner dated June 19, 2001, the Election Form, and the Notice to Withdraw from the Offer for a fuller discussion of the risks which may apply to you before deciding to participate in the exchange offer.


                      ECONOMIC RISKS RELATED TO THE OFFER
                      -----------------------------------

Participation in the offer will make you ineligible to receive any option grants until January 31, 2002 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until January 31, 2002 at the earliest.

If the stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

     For example, if you cancel options with a $35 exercise price, and Entrust's stock appreciates to $50 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

If Entrust is acquired by or merges with another Company, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

     These types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options.

     In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of such acquirer's stock on the New Option Grant Date (or, for participants who are residents of Canada for tax purposes, an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust). The New Option Grant Date, expected to be January 31, 2002, will be at least six months and one after the cancellation of the tendered options. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options.

If your employment terminates prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

If your employment terminates as part of a reduction-in-force prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     Entrust's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, the Company may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the replacement option.

If your employment terminates as a result of an acquisition or merger of Entrust prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     If Entrust is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

                     TAX-RELATED RISKS FOR U.S. RESIDENTS
                     ------------------------------------

Your replacement option will be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

     In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectus for the Entrust, Inc. 1999 Non-Officer Employee Stock Incentive Plan.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.


                 TAX-RELATED RISKS FOR TAX RESIDENTS OF CANADA
                 ---------------------------------------------

     In order to preserve the possibility of favorable tax treatment, the exercise price of your replacement option may be higher, but not lower, than the trading price of Entrust common stock on Cancellation Date. Consequently, optionholders who are residents of Canada for tax purposes ("Canadian-resident optionholders") should not tender their offer if the exercise price per share of such options is less than or equal to what they believe the trading price of Entrust common stock on NASDAQ at the close of business on the Cancellation Date.

     Canadian-resident optionholders can achieve favorable rollover treatment on the exchange of options for Canadian tax purposes only if, among other things, the "in-the-money amount" of the new options does not exceed the "in-the-money amount" of the old options. Because there will be a six-month interval between the date the old options are cancelled and the date that the new options are granted, to preserve the beneficial rollover treatment for Canadian tax purposes and thereby avoid the possibility of an income inclusion for Canadian-resident optionholders, it is necessary to provide that the exercise price for a new option will be equal to the greater of (i) the trading price of Entrust common stock on NASDAQ at the close of business on the Cancellation Date; and (ii) the trading price of Entrust common stock on NASDAQ at the close of business on the day the new options are granted. Although this will preserve the favorable tax treatment for Canadian-resident optionholders, Canadian-resident optionholders will not enjoy any reduction in exercise price to reflect any declines in the trading price of Entrust common stock between the Cancellation Date and the date six months and one day later when the new options are granted.


           TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM
           ---------------------------------------------------------

     The new option will not have been granted pursuant to an Inland Revenue approved share option plan and one of the conditions of an exercise, cancellation, assignment release or other disposal of the new option (a "Trigger Event") will be that you will have entered into an agreement under which you will agree to bear as your liability the Secondary (employer's) Class 1 National Insurance Contributions which may arise in respect of a Trigger Event.

     Unapproved Share Scheme and Joint Election NIC Passthrough.

     Your existing option is an unapproved share option. The exercise, cancellation, assignment release or other disposal of the new option will be subject to the execution of a Joint Election between you and Entrust and/or any subsidiary of Entrust to provide for the transfer of the entirety of the Secondary (employer's) Class 1 National Insurance Contribution liability which arise in connection with a Trigger Event. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the a Trigger Event. In addition, if you accept the new option, you will be authorizing Company or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll AT ANY TIME or the sale of a sufficient number of Shares upon a Trigger Event. In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to Company or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request. If you do not enter a Joint Election when requested your new option shall become null and void without any liability to Entrust and/or any subsidiary and may not be exercised. For a more detailed discussion of the material tax consequences associated with the option exchange program, please see Section 16 of this Offer to Exchange.


                            BUSINESS-RELATED RISKS
                            ----------------------

     For a description of risks related to Entrust's business, please see
Section 20 of this Offer to Exchange.

                                 INTRODUCTION

     Entrust, Inc., a Maryland corporation, formerly known as Entrust Technologies Inc. ("Entrust") is offering to exchange all outstanding options to purchase shares of Entrust common stock granted pursuant to the Entrust, Inc. Amended and Restated 1996 Stock Incentive Plan, as amended (the "1996 Plan") and the Entrust, Inc. 1999 Non-Officer Employee Stock Incentive Plan (the "1999 Plan") which are held by eligible employees, for new options we will grant under the 1999 Plan. An "eligible employee" refers to employees of Entrust and certain of its subsidiaries who are employees as of the date the offer commences and remain employees through the date the tendered options are cancelled; however, only employees who are (i) either residents of the United States,
         ----
Canada or the United Kingdom or work for subsidiaries in those countries; and
                                                                          ---
(ii) are subject solely to the tax laws in those countries are eligible to participate in the exchange offer. In addition, affiliates of Entrust, which shall include members of our Board of Directors and all employees who are defined as "officers" for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b) officers"), are not eligible to
                                                        ---
participate in the exchange offer. The Section 16(b) officers are those employees listed in Schedule A to this Offer to Exchange. We are making the
                    ----------
offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from F. William Conner dated June 19, 2001, the Election Form, and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares subject to the new options to be granted to each eligible employee will depend on the exercise price of the options tendered and accepted for exchange. Options tendered and accepted for exchange with an exercise price of less than fifty dollars ($50) per share will be exchanged for an option covering the same number of shares as remained outstanding under the option cancelled. Options tendered and accepted for exchange with an exercise price of fifty dollars ($50) per share or more will be exchanged for an option covering one share for every two shares that remained outstanding subject to the option cancelled.

     Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be January 31, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the business day following the date the offer expires (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on July 30, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since January 30, 2001.

     The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1999 Plan.

     For tax residents of the United States and the United Kingdom, the exercise price per share of the new options will be 100% of the fair market value of Entrust's common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. In order to preserve the ability of participants who are subject to Canadian tax laws to receive favorable tax treatment, the exercise price for such tax residents of Canada will be the greater of (i) 100% of the fair market value of Entrust's common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant and (ii) 100% of the fair market value of Entrust's common stock on the date the Cancellation Date, as determined by the closing price reported by the Nasdaq National Market on the Cancellation Date.

     The new options will vest in accordance with the vesting schedule of the cancelled options as follows:

     . any shares that were fully vested on the date that the options tendered for exchange are cancelled will be fully vested,

     . all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

     . all remaining unvested shares subject to options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

             - An employee cancels an option that is 20/48th vested at the time of cancellation.

             -  The new grant occurs 6 months and one day after cancellation.

             - The replacement option will be 26/48th (plus one day) vested at the time of grant.

     As of June 12, 2001, options to purchase 20,081,436 of our shares were issued and outstanding, of which options to purchase approximately 10,383,481 of our shares, constituting approximately 51.71%, were held by eligible employees.


                                     ****

                                   THE OFFER

     1.   Eligibility.
          -----------

     Employees are "eligible employees" if they are employees of Entrust, Inc. ("Entrust" or the "Company") or one of Entrust's subsidiaries as of the date the offer commences and remain employees through the date on which the tendered options are cancelled if, and only if, (i) they are either residents of the United States, Canada or the United Kingdom or work for a subsidiary in one of those three countries; and (ii) are subject solely to the tax laws in those countries. However, affiliates of Entrust, which shall include members of the Board of Directors and all employees who are defined as "officers" for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, are not
                                                                         ---
eligible to participate in the offer. Those employees of Entrust who are officers for the purposes of such Section 16(b) are listed in Schedule A to this
                                                              ----------
Offer to Exchange.

     In order to receive a new option, you must continue to be an eligible employee as of the date the new options are granted (the "New Option Grant Date"), which will be at least six months and one day after the "Cancellation Date," which is the date the options are cancelled. If Entrust does not extend the offer period, the new options will be granted on January 31, 2002.

     Every outstanding, unexercised option granted pursuant to the Entrust, Inc. Amended and Restated 1996 Stock Incentive Plan, as amended (the "1996 Plan") and the Entrust, Inc. 1999 Non-Officer Employee Stock Incentive Plan (the "1999 Plan") may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised.

     2.   Number of options; expiration date.
          ----------------------------------

     Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options granted pursuant to the 1996 Plan and 1999 Plan held by eligible employees that are properly tendered in accordance with Section 4 and not validly withdrawn before the "expiration date," as defined below, in return for new options. Stock options granted pursuant to the enCommerce 1997 Stock Option Plan are not eligible to be exchanged and the terms, price and tax consequences of these options will not be affected in any way, nor will shares issued under the Employee Stock Purchase Plan be affected in any way. We will not accept partial tenders of option grants for portions of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible option grants. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We presently expect to cancel all tendered options on July 30, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since January 30, 2001.

     If your options with exercise prices less than fifty dollars ($50) per share are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. For example, if you have an option to purchase one hundred (100) shares at an exercise price of fifteen dollars ($15) per share, your new option will be to purchase one hundred (100) shares. If your options with exercise prices of fifty dollars ($50) per share or more are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to one-half (1/2) the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. For example, if you have an option to purchase one hundred (100) shares at an exercise price of seventy dollars ($70) per share, your new option will be to purchase fifty (50) shares. All new options will be subject to the terms of our 1999 Plan and to a new option agreement between you and us.

     If, for any reason, you do not remain an eligible employee of Entrust or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. You are reminded that unless expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Entrust will remain "at-will" and can be terminated by you or Entrust at any time, with or without cause or notice.

     The term "expiration date" means 9:00 p.m., Pacific Daylight Time, on July 27, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 17 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . we increase or decrease the amount of consideration offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 17 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     3.  Purpose of the offer.
         --------------------

     We issued the options outstanding to:

     . provide our eligible employees with additional incentives and to promote the success of our business, and

     .   encourage our eligible employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Entrust. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. It should be noted, however, that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in
Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant (the exercise price for participants who are residents of Canada for tax purposes may be higher). You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction whereby Entrust would be acquired by another company. The Promise to Grant Stock Option(s) which we will give you evidences our binding commitment to you, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you a new stock option on the New Option Grant Date, which is expected to be January 31, 2002 (assuming that Entrust does not extend the offer). Such a stock option could be for the purchase of the acquirer's stock (as opposed to Entrust's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. Your new option to purchase such acquirer's stock would have an exercise price equal to the fair market value of such acquirer's stock on the New Option Grant Date (for participants who are residents of Canada for tax purposes, an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust).

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the memorandum from F. William Conner dated June 19, 2001, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4.  Procedures for tendering options.
         --------------------------------

     Proper Tender of Options.
     ------------------------

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (972) 943-7360) or hand delivery to Jeff Bearrows, along with any other required documents. Jeff Bearrows must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Pacific Daylight Time on July 27, 2001.

     The delivery of all documents, including Election Forms and any Notice to Withdraw from the Offer and any other required schedules, is at your risk. We intend to confirm the receipt of your Election Form within two business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects.
------------------------------------

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. Although we anticipate that we will accept properly and timely tendered options that are not validly withdrawn, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.
     ---------------------------------------

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of the options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. As noted above, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept.

     Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

     5.  Withdrawal Rights and Change of Election.
         ----------------------------------------

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on July 27, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept all properly tendered options promptly after the expiration of the offer and we expect to cancel all accepted options on or about July 30, 2001. If, however, we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on August 13, 2001, you may withdraw your tendered options at any time after August 13, 2001.

     To validly withdraw tendered options, you must deliver to Jeff Bearrows via facsimile (fax # (972) 943-7360) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Jeff Bearrows via facsimile (fax # (972) 943-7360) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     .   the name of the optionholder who tendered the options,

     .   the grant date of each option to be tendered,

     .   the exercise price of each option to be tendered, and

     . the total number of unexercised option shares subject to each option to be tendered.

     Even if you change your election regarding the tender of certain option grants, your continued participation in the offer means that you must tender all grants received since January 30, 2001.

     Except as described in the following sentences of this paragraph, the Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

     6.  Acceptance of options for exchange and issuance of new options.
         --------------------------------------------------------------

     Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and will cancel those eligible options, along with all options granted within the six months prior to the cancellation date, that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be July 30, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. All newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by July 27, 2001 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on July 30, 2001 you will be granted new nonstatutory stock options on or about January 31, 2002. If we accept and cancel options properly tendered for exchange after July 30, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), which will evidence our binding commitment to grant stock options to you on a date no earlier than January 31, 2002 covering the appropriate number of shares, calculated according to the exercise price of the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept eligible options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which evidences our binding commitment to grant you an option or options on a date no earlier than January 31, 2002, provided that you remain an eligible employee on the date on which the grant is to be made.

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction whereby Entrust would be acquired by another company. In the event of any such merger transaction, the acquirer would be obligated to grant you a new stock option on or about January 31, 2002 (assuming that Entrust does not extend the offer). Such a stock option could be for the purchase of the acquirer's stock (as opposed to Entrust's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. If you are a tax resident of the United States or the United Kingdom and are not subject to the tax laws of Canada, the options for the purchase of the acquirer's stock will have an exercise price equal to the fair market value of such acquirer's stock on the New Option Grant Date. For participants who are residents of Canada for tax purposes, the new options will have an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust.

     If the exercise price of your cancelled shares was less than fifty dollars ($50) per share, your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. For example, if you have an option to purchase one hundred (100) shares at an exercise price of fifteen dollars ($15) per share, your new option will be to purchase one hundred (100) shares. If the exercise price of your cancelled shares was fifty dollars ($50) per share or more, your new options will entitle you to purchase the number of shares which is equal to one-half (1/2) the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. For example, if you have an option to purchase one hundred (100) shares at an exercise price of seventy dollars ($70) per share, your new option will be to purchase fifty (50) shares. If, for any reason, you are not an employee of Entrust or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

     We will not accept partial tenders of your eligible option grants.
However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We presently expect to cancel all tendered options on July 30, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since January 30, 2001.

     Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Entrust intends to e-mail you a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will not be deemed to have accepted your options for exchange until such time as of when we have given oral or written notice to Jeff Bearrows, or to the optionholders generally of such acceptance of such options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be July 30, 2001.

     7.  Conditions of the offer.
         -----------------------

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 19, 2001, and prior to the Cancellation Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Entrust;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Entrust, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

              (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

              (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

              (iii) materially impair the contemplated benefits of the offer to
                    Entrust; or

              (iv) materially and adversely affect Entrust's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Entrust;

     . there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Entrust, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     . any change or changes shall have occurred in Entrust's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Entrust or may materially impair the contemplated benefits of the offer to Entrust; or

     . any of our executive officers or directors shall have tendered any of their options pursuant to the offer.

     The conditions to the offer are for Entrust's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.   Price range of shares underlying the options.
          --------------------------------------------


     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "ENTU". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                                                   High              Low
                                                                                   --------------    -------------
Fiscal Year 2001
     Quarter ended March 31, 2001..........................................           $ 20.50            $ 7.06

Fiscal Year 2000
     Quarter ended March 31, 2000..........................................            150.00             44.25
     Quarter ended June 30, 2000...........................................             83.50             31.31
     Quarter ended September 30, 2000......................................             81.69             22.63
     Quarter ended December 31, 2000.......................................             33.44             10.13

Fiscal Year 1999
     Quarter ended March 31, 1999..........................................             43.06             20.63
     Quarter ended June 30, 1999...........................................             34.00             16.88
     Quarter ended September 30, 1999......................................             34.88             20.13
     Quarter ended December 31, 1999.......................................             70.63             18.31

Fiscal Year 1998
     Quarter ended September 30, 1998......................................             25.13             12.63
     Quarter ended December 31, 1998.......................................             29.44              9.00

     As of June 12, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $5.90 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     9.   Source and amount of consideration; terms of new options
          --------------------------------------------------------

     Consideration.
     -------------

     We will issue new options to purchase shares of common stock under our 1999 Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each optionholder will depend on the exercise price of the options tendered. For each option tendered by the optionholder and accepted for exchange and cancelled by us that had an exercise price of less than $50 per share, the number of shares subject to the new option will be equal to the number of shares subject to the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. For example, if you have an option to purchase one hundred (100) shares at an exercise price of fifteen dollars ($15) per share, your new option will be to purchase one hundred (100) shares. For each option tendered by the optionholder and accepted for exchange and cancelled by us that had an exercise price of $50 per share or more, the number of shares subject to the new option will be equal to one-half (1/2) the number of shares subject to the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. For example, if you have an option to purchase one hundred (100) shares at an exercise price of seventy dollars ($70) per share, your new option will be to purchase fifty (50) shares. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 9,833,538 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 15.55% of the total shares of our common stock outstanding as of June 12, 2001, 2001.

     Terms of New Options.
     --------------------

     The new options will be granted under our 1999 Plan. For every new option granted, a new option agreement will be entered into between Entrust and each optionholder who has tendered options in the offer. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders. However, you should note that all new options will be nonstatutory stock options, even if the options tendered for exchange and cancelled were incentive stock options. Nonstatutory stock options receive tax treatment which is generally less favorable than the treatment received by incentive stock options. Please read "U.S. Federal Income Tax Consequences" later in this Section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. If you are a non-United States employee, please read Sections 15 and 16 for a discussion of the tax consequences which may apply to you. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the share price of Entrust common stock could increase as a result of a corporate event, such as a merger or acquisition and your new options may have a higher exercise price than some or all of your tendered options. The following description summarizes the material terms of the 1999 Plan and the options granted under the 1999 Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 1999 Plan is 9,600,000. Our 1999 Plan permits only the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     Administration.
     --------------

     The 1999 Plan is administered by the Board of Directors or a committee or subcommittee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the 1999 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     The term of the options are determined by the Administrator and evidenced in each individual option agreement. Options generally have a term of ten (10) years.

     Termination.
     -----------

     The effect of your termination of employee status on your new options will be set forth in your new option agreement. Generally, options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following your termination. If your employment terminates for cause (i.e., by reason of your willful misconduct or willful failure to perform your responsibilities in the best interests of Entrust), your option will generally terminate immediately upon your termination. In the event that the termination of your employment is by reason of disability or death, you, or your executors, administrators, legatees or distributees of your estate, generally may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within one (1) year following such termination.

     The termination of your new option under the circumstances specified in this section will result in the termination of your interests in the 1999 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise Price.
     --------------

     The Administrator determines the exercise price at the time the option is granted. However, for all eligible employees who are tax residents of the United States or the United Kingdom and who are not subject to the tax laws of Canada, the exercise price per share of the new options will be 100% of the fair market value of Entrust's common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. For all eligible employees who are residents of Canada for tax purposes, the exercise price per share of the new options will be the greater of (i) 100% of the fair market value of Entrust's common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant and (ii) 100% of the fair market value of Entrust's common stock on the date the Cancellation Date, as determined by the closing price reported by the Nasdaq National Market on the Cancellation Date.

     Vesting and Exercise.
     --------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us pursuant to the 1999 Plan generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/36(th) of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Entrust.

     The new options granted through the offer will vest as follows:

     . any shares that were fully vested on the date the options are cancelled will be fully vested,

     . all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the date the options are cancelled) will be fully vested, and

     . all remaining unvested shares subject to options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

        - An employee cancels an option that is 20/48th vested at the time of cancellation.

        -    The new grant occurs 6 months and one day after cancellation.

        - The replacement option will be 26/48th (plus one day) vested at the time of grant.

     For such individuals, this will generally mean that vesting will be suspended and no vesting credit will be given for any period of time during the offer or after the new option has been granted during which the individual is not actually and actively employed by Entrust or its subsidiaries.

     Payment of Exercise Price.
     -------------------------

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include cash, checks and any methods of payment listed in your option agreement.

     Adjustments Upon Certain Events.
     -------------------------------

     In the event there is a sale of all or substantially all of our assets or a merger in which Entrust is not the surviving entity that occurs after the expiration of the offer but before new options are granted pursuant to this offer, the surviving entity will honor any Promises to Grant Stock Option(s).
In the event of any such merger transaction, the acquirer would be obligated to grant you a new stock option on or about January 31, 2002 (assuming that Entrust does not extend the offer), which could be for the purchase of the acquirer's stock (as opposed to Entrust's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares subject to your new option would be equal to the number of options that you would have been granted, multiplied by the exchange ratio that was used in the merger. If you are a resident of the United States or the United Kingdom and are not subject to the tax laws of Canada, the new options for the purchase of the acquirer's stock will have an exercise price equal to the fair market value of such acquirer's stock on the New Option Grant Date. If you live or work in Canada, or are otherwise subject to Canadian tax laws, the new options for the purchase of the acquirer's stock will have an exercise price equal to the greater of (i) the fair market value of such acquirer's stock on the date the new options are granted and (ii) the fair market value of such acquirer's common stock on the date the acquirer acquires Entrust.

     In the event there is a sale of all or substantially all of our assets, a liquidation of Entrust, a merger of Entrust with another corporation in which existing Entrust shareholders retain less than 60% of the voting power of the surviving corporation, or an acquisition of ownership of 60% or more of the combined voting power of Entrust by anyone other than Entrust, after the new options have been granted, the Administrator shall have the discretion to provide that either (i) your options will be assumed or replaced with new options of the successor corporation; (ii) your options will become fully vested and exercisable for a specified period from the date you are provided with notice of the accelerated vesting and will terminate immediately prior to the event; or (iii) your options terminate and you receive a cash payment in lieu of your options.

     As noted elsewhere in this Offer to Exchange, if you do not participate in the offer and there is a sale of all or substantially all of our assets or we merge with another company, any options you did not tender will simply be treated in accordance with the terms of the stock option plan under which they were granted. Under both the 1996 Plan and the 1999 Plan, upon such events the Administrator has the discretion to provide that either (i) your options will be assumed or replaced with new options of the successor corporation; (ii) your options will become fully vested and exercisable for a specified period from the date you are provided with notice of the accelerated vesting and will terminate immediately prior to the event; or (iii) your options terminate and you receive a cash payment in lieu of your options. If your options are assumed or substituted, you will receive a certain number of options based on the exchange ratio determined at some point during the process of the sale or merger. The new exercise price will also be set during the transaction. This is unlike new options which will be granted in exchange for options tendered pursuant to this offer. Although the number of such new options will be affected by the exchange ratio, the exercise price for the new options will be the fair market value of the acquirer's stock on the New Option Grant Date (if you are a resident of Canada for tax purposes, the exercise price may be higher), which will be no earlier than January 31, 2002. Therefore, if there is a sale or merger of Entrust, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange. In addition, the value of Entrust or the successor corporation could increase as a result of an acquisition or merger, which could result in your current options no longer being "underwater" or result in less benefit to optionholders participating in the offer. We can not predict the effect of an acquisition of Entrust or a merger on the option price or the value of the shares and therefore urge you to take this possibility into consideration when deciding whether to participate in the offer.

     Termination of Employment.
     -------------------------

     If, for any reason, you are not an employee of Entrust from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled. You are reminded that unless expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Entrust will remain "at-will" and can be terminated by you or Entrust at any time, with or without cause or notice.

     You should be aware that if Entrust is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. You should also be aware that if at any point Entrust feels that it is necessary, given the current widespread economic conditions, to undertake various measures to reduce its expenses, one of these measures may include a reduction-in-force of certain of its employees. Termination for these, or any other, reasons before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

     You should be sure to evaluate these risks, among the others you consider, before deciding to participate in this offer.

     If your employment terminates after the new options are granted, the treatment of your options will be determined by the Administrator and indicated in the option agreement for the new options entered into between you and Entrust.

     Transferability of Options.
     --------------------------

     New options generally may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.
     -----------------------------

     9,600,000 shares of common stock issuable upon exercise of options under our 1999 Plan have been registered under the Securities Act of 1933 (the "Securities Act") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are "affiliate" of the Company as defined in Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.
     ------------------------------------

     You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an eligible employee based outside of the United States, you should refer to Sections 15 and 16 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange for employees in certain non-U.S. countries. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

     Our statements in this Offer to Exchange concerning our 1999 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of 1999 Plan and the forms of option agreement under the 1999 Plan. Please contact us at Entrust, Inc., One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, TX 75093, Attention: Jeff Bearrows (telephone: (613) 270-2990; Internal outlook e-mail address "Option Exchange"; Internet e-mail address "option.exchange@entrust.com"), to receive a copy of the 1999 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

     10.  Information concerning Entrust.
          ------------------------------

     Our principal executive offices are located at One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, TX 75093, and our telephone number is 972-943-7300.

     We are the leading global provider of Trust Relationship Management solutions and services that enable organizations to enhance business relationships by ensuring private and personalized interactions, thereby providing the confidence and convenience to exchange information and conduct transactions via the wired and wireless Internet. Presently, over 1,500 companies and government agencies in more than 40 countries rely on our end-to-end Trust Relationship Management portfolio, which is based on our award-winning public-key infrastructure and authorization technology and 91 related patents either pending or granted. Our Trust Relationship Management solutions allow organizations worldwide to extend innovative and efficient services to millions of customers, employees and partners. People using Entrust-based services can instantly confirm the identities of business counterparts, engage in confidential communications, access personalized portal services, digitally sign and receive receipts for binding transactions, and securely pay for goods using PC browsers, mobile phones, personal digital assistants, other Internet appliances or conventional computers and networks.

     The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, and in our quarterly report on Form 10-Q for the quarter ended March 31, 2001, is incorporated herein by reference. See "Additional Information" in Section 19 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     11.  Interests of directors and officers; transactions and arrangements
          ------------------------------------------------------------------
          concerning the options.
          ----------------------

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Directors and executive officers, as a group
            ----------
beneficially owned options outstanding under the 1996 Plan to purchase a total of 4,523,638 of our shares, which represented 36.70% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under the 1999 Plan to purchase a total of 92,092 of our shares, which represented 1.9% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under all of our stock plans to purchase a total of 6,615,730 of our shares, which represented approximately 32.94% of the shares subject to all options outstanding under the plans as of that date. These options to purchase our shares owned by directors and Section 16(b) officers are not eligible to be tendered in the offer.

     The following table lists the stock and stock option transactions involving our officers and directors within the sixty (60) days prior to and including June 19, 2001:

     The following is a list of the stock and stock option transactions involving our executive officers and directors within the sixty (60) days prior to and including June 19, 2001:

     On April 22, 2001, we granted an option to purchase 4,000,000 shares of our common stock to F. William Conner, our President and Chief Executive Officer. The exercise price of these options is $6.87 per share.

     On April 27, 2001, we granted an option to purchase 8,000 shares of our common stock to each of our directors, James A. Thomson, Terrell B. Jones, Butler C. Derrick, Jr., Michael P. Ressner, Christopher M. Stone, Jawaid Ekram and J. Alberto Yepez. The exercise price of these options is $6.38 per share.

     On April 27, 2001, we granted an option to purchase 5,000 shares of our common stock to James A. Thomson, our Chairman of the Board. The exercise price of these options is $6.38 per share.

     On May 1, 2001, J. Alberto Yepez sold 52,500 shares of our common stock at $6.25 per share. On May 2, 2001, Mr. Yepez sold 15,000 shares of our common stock at $6.60 per share. On May 14, 2001, Mr. Yepez sold 10,000 shares of our common stock at $6.00 per share. On May 15, 2001, Mr. Yepez sold 45,500 shares of our common stock at $5.80 per share. On May 16, 2001, Mr. Yepez sold 90,000 shares of our common stock at $5.2089 per share. On May 17, 2001, Mr. Yepez sold 75,000 shares of our common stock at $5.2240 per share.

     On May 4, 2001, we granted an option to purchase 300,000 shares of our common stock to David L. Thompson. The exercise price of these options is $6.11 per share.

     On May 4, 2001, we granted an option to purchase 250,000 shares of our common stock to William McGee. The exercise price of these options is $6.11 per share.

     On May 15, 2001, Nortel Networks transferred 100,000 shares of our common stock to F. William Conner in connection with Mr. Conner's severance arrangement with Nortel Networks. The closing price of our stock as reported to the NASDAQ national market was $5.79 per share.

     On May 31, 2001, we granted an option to purchase 175,000 shares of our common stock to Richard D. Spurr. The exercise price of these options is $5.68 per share.

     We anticipate that several of our directors and executive officers will make common stock purchases under our Employee Stock Purchase Plan on July 31, 2001, in the ordinary course pursuant to the terms of such plan. Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by us, or to our knowledge, by any of our executive officers, directors, affiliates or subsidiaries. Our affiliates, which include our directors and executive officers, are ineligible to participate in this offer to exchange.

     12.  Status of options acquired by us in the offer; accounting consequences
          ----------------------------------------------------------------------
          of the offer.
          ------------

     Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     . we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

     . the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

     13.  Legal matters; regulatory approvals.
          -----------------------------------

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the date we expect to grant the new options (expected to be January 31, 2002), we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

     14.  Material U.S. Federal Income Tax Consequences.
          ---------------------------------------------

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

     We do not believe that optionholders who exchange outstanding options for new options will be required to recognize income for federal income tax purposes at the time of the exchange. We do not believe that the exchange will be treated as a taxable exchange. We advise all optionholders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the offer.

     Incentive Stock Options
     -----------------------

     If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as nonstatutory stock options.

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company.
The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

     Nonstatutory Stock Options.
     --------------------------

     All new options granted pursuant to this offer will be nonstatutory stock options. Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

     15.  Material Tax Consequences for Employees Who are Tax Residents in
          ----------------------------------------------------------------
          Canada.
          ------

     The following is a summary of the principal Canadian federal income tax consequences of the exchange of options under the offer. This summary is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act") and the regulations thereunder and takes into account amendments to the Canadian Tax Act and the regulations that have been proposed as at the date of this offer. The summary is applicable only to an optionholder who, at all relevant times, is resident in Canada for purposes of the Canadian Tax Act and any applicable income tax convention, who acquired old options and will acquire new options and Entrust common stock by virtue of his or her employment with Entrust or with a corporation that does not deal at arm's length with Entrust, who holds Entrust common stock as capital property for purposes of the Canadian Tax Act, and who deals at arm's length with Entrust and the corporation of which he or she is an employee (a "Canadian-Resident Optionholder").

     This summary is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any particular Canadian-Resident Optionholder. Moreover, this summary is not exhaustive of all possible Canadian federal income tax considerations. Consequently, Canadian-Resident Optionholders should consult their own tax advisors for advice with respect to the income tax consequences to them under the offer having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

     In order to preserve certain favorable tax treatment under the Canadian Tax Act in respect of the exchange of old options and the exercise of new options by Canadian-Resident Optionholders, the new options must have an exercise price per share of Entrust common stock that is not less than the fair market value per share of the Entrust common stock on the date the old options are cancelled, and on the date the new options are issued to the Canadian-Resident Optionholder. The offer has been designed to preserve this favorable tax treatment for Canadian-Resident Optionholders who elect to exchange their options under the offer. This summary therefore assumes that the exercise price for a new option to acquire a share of Entrust common stock will be equal to the greater of (i) the trading price of Entrust common stock on NASDAQ at the close of business on the day the old options are cancelled under the offer; and (ii) the trading price of Entrust common stock on NASDAQ at the close of business on the day the new options are granted in exchange for the old options.

     For purposes of this summary we have also assumed that no amount has been paid to obtain the optionholder's options. All amounts relevant to computing liability under the Canadian Tax Act must be computed in Canadian dollars.

     Exchange of Old Options.
     -----------------------

     Optionholders who exchange outstanding options for new options under the offer should not be required to recognize income for purposes of the Canadian Tax Act at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange under the Canadian Tax Act, with the result that the new options will be considered to be the same options as, and a continuation of, the old options.

     Exercise of New Options.
     -----------------------

     Subject to the proposed changes to the Canadian Tax Act discussed below that may in certain circumstances defer the recognition of income, upon the exercise of a new option a Canadian-Resident Optionholder will be required to include in income, as a taxable benefit from employment in the year of the acquisition, the amount by which the fair market value of the share of Entrust common stock so acquired exceeds the amount paid by the Canadian-Resident Optionholder for the Entrust common stock. Under proposed changes to the Canadian Tax Act, the Canadian-Resident Optionholder will concurrently be entitled to a deduction equal to one-half of the taxable benefit included in income, provided the exercise price of the old option was not less than the fair market value of the share of Entrust common stock at the time the old option was granted and that the share of Entrust common stock is a prescribed share. A share of Entrust common stock will be a prescribed share if it satisfies the requirements set out in Regulation 6204 under the Canadian Tax Act.

     Under proposed changes to the Canadian Tax Act, the income inclusion in respect of the taxable benefit arising from the exercise of a new option may in certain circumstances be deferred from the year in which the Entrust common stock is acquired to the year in which the Entrust common stock is disposed of or exchanged, subject to certain conditions and limitations, including a limit on the "specified value" of shares in respect of which the benefit may be deferred and a requirement that the Canadian-Resident Optionholder file an election on or before January 15 of the year following the year in which the relevant Entrust common stock is acquired. Canadian-Resident Optionholders should consult their own tax advisors with respect to the potential application of these proposed rules to their particular circumstances.

     The cost to a Canadian-Resident Optionholder of the share of Entrust common stock will be the amount paid therefor. Generally, the cost of a share of Entrust common stock acquired under a new option will be averaged with the adjusted cost base of all other identical shares of Entrust common stock held by the Canadian-Resident Optionholder as capital property immediately before the exercise of the option. (For this purpose, shares in respect of which the benefit is deferred are not identical property.) The full amount of the taxable benefit included in the Canadian-Resident Optionholder's income in respect of the acquisition of a share of Entrust common stock will be added to the adjusted cost base of the share of Entrust common stock so acquired.

     Dividends on Entrust Common Stock.
     ---------------------------------

     Dividends on Entrust common stock acquired by a Canadian-Resident Optionholder pursuant to the exercise of a new option will be included in the Canadian-Resident Optionholder's income for purposes of the Canadian Tax Act. Such dividends will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Dispositions of Entrust Common Stock.
     ------------------------------------

     Upon a disposition (or a deemed disposition) of Entrust common stock, a Canadian-Resident Optionholder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Entrust Common Stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such Entrust common stock to the Canadian-Resident Optionholder. Under proposed changes to the Canadian Tax Act, one-half of the amount of any capital gain (a "taxable capital gain") realized by a Canadian-Resident Optionholder in a taxation year generally must be included in income in that year and one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year must be deducted from taxable capital gains realized by the Canadian-Resident Optionholder in that year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.

     Withholding of Source Deductions.
     --------------------------------

     Any employment benefits enjoyed by a Canadian-Resident Optionholder as a consequence of exercising a new option may be subject to withholding of source deductions as required under the Canadian Tax Act.

     16.  Material Tax Consequences for Employees Who are Tax Residents in the
          --------------------------------------------------------------------
          United Kingdom.
          --------------

     The following is a general summary of the income tax and National Insurance Contributions ("NIC") consequences of the exchange of options pursuant to the offer for U.K. tax residents who obtain the option by virtue of being employees of Entrust and/or a subsidiary of Entrust.

     This discussion is based on the U.K. tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Optionholders should seek advice from their own tax advisor before tendering their options for exchange.

     The original options granted to you by Entrust were granted under an unapproved stock option plan. With an unapproved stock option, income tax is payable upon exercise of the option based on the difference between the fair market value of the shares on the date of exercise less the exercise price. Income tax is charged at 40% on this gain under pay as you earn ("PAYE") if and to the extent that the shares acquired on exercise of the option are readily convertible assets ("RCAs"). Shares will comprise RCAs if trading arrangements exist for the shares (e.g. the shares are listed on a recognized investment exchange) or trading arrangements are likely to come into existence by reason of any arrangement or understanding in existence at the time the option is exercised.

     A liability to pay the primary NICs at the rate of 10% also arises on the gain realized at exercise, calculated effectively in the same manner as for income tax, if your earnings do not already exceed the maximum limit for NIC purposes. Entrust will be charged with NIC at 11.9% on the amount chargeable to income tax.

     When you sell your shares, you may be subject to capital gains tax.

     The new option is intended to be granted under an unapproved share scheme and will be subject to a joint election in respect of the secondary NIC requirement. The tax implications for the new option will therefore be different from the original option.

     The grant of the new unapproved option will be subject to the execution of a joint election between you and Entrust and/or any subsidiary of Entrust (the "Joint Election"). This will provide for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option from your employer to you. The form of the approved Joint Election is anticipated to be in a similar form to the draft Joint Election attached to the Schedule TO as Exhibit (a)(8).

     By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the EXERCISE, ASSIGNMENT, RELEASE OR CANCELLATION of the option. In addition, if you accept the new option, you will be authorizing Entrust or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll AT ANY TIME or the sale of a sufficient number of Shares (whether those shares are obtained by way of exercise of the option or otherwise). In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to Entrust or any subsidiary that will remit such contributions on your behalf to the Inland Revenue.

     If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request. If you do not enter a Joint Election at the same time that you accept the new option, the new option shall become null and void without any liability to Entrust and/or any subsidiary and may not be exercised.

     You will not be subject to tax when the new unapproved option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - (Pounds)535 per week for the U.K. tax year 6 April 2000 to 5 April 2001 (increasing to (Pounds)575 per week from 6 April 2001). As noted above, you will also be responsible for paying the employer's portion of the NICs on the proceeds at exercise - currently at the rate of 11.9% on the taxable amount. However, you will also be entitled to a tax deduction in respect of the amount of the employer's NICs you pay. Assuming you pay the entire amount of the secondary NIC charge and have a marginal rate of tax of 40%, then on exercise of the unapproved option you will have an effective combined tax and secondary NIC charge rate of 47.14%

     When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently (Pounds)7,500 for the U.K. tax year 6 April 2001 to 5 April
2002) and to taper relief calculated with reference to the period of time during which you held the shares following the exercise of the option.

     17.  Extension of offer; termination; amendment.
          ------------------------------------------

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . we increase or decrease the amount of consideration offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 17, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     18.  Fees and expenses.
          -----------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

     19.  Additional information.
          ----------------------

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          a) Entrust's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 20, 2001;

          b) Entrust's amendment to its annual report on Form 10-K/A for our fiscal year ended December 31, 2000, filed with the SEC on March 21, 2001;

          c) Entrust's quarterly report on Form 10-Q for our quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

          d) the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on August 3, 1998;

          e) information about us contained in our press release filed on Form 8-K, filed with the SEC on June 4, 2001; and

          f) information about our shares contained in our report on Form 8-K, filed with the SEC on May 30, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                    7 World Trade Center                  500 West Madison Street
Room 1024                                 Suite 1300                            Suite 1400
Washington, D.C. 20549                    New York, New York 10048              Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ENTU" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Entrust, Inc., One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, TX 75093, Attention: Jeff Bearrows, e-mailing Jeff Bearrows at Internal outlook email address "Option Exchange", Internet e-mail address "option.exchange@entrust.com"; or telephoning us at
(613) 270-2990.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Entrust should be read together with the information contained in the documents to which we have referred you.

     20.  Miscellaneous.
          -------------

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Entrust or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on March 20, 2001, as amended, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     . our quarterly operating results being subject to fluctuations, which may affect our stock price;

     . our difficulty in estimating future revenues, which may affect our stock price;

     . our dependence on a limited number of customers for a significant portion of our revenues which may decline if we cannot keep or replace such customer relationships;

     . the market in which we sell our products and services, which may not grow as we anticipate and causing our revenues to be harmed;

     . a breach of security at one of our customers, whether or not due to our products, which could harm our reputation and reduce the demand for our products;

     . our products are new and may contain defects and errors, which may lead to a loss of sales;

     . our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share;

     . our revenues may decline if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry;

     . our difficulty in managing our expanding operations, which could adversely affect our ability to successfully grow our business;

     . the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

     . as a result of our reliance on a continuous power supply to conduct our operations, California's current energy crisis could disrupt our operations and increase our expenses;

     . future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses, and adverse affect our results of operations;

     . risks associated with our international operations and plans for expansion, which, if not managed properly, could have a significant adverse effect on our business, financial condition or results of operations;

     . laws regarding exports of our products could limit or otherwise restrict our business, and we could be prohibited from shipping our products to restricted countries, which would result in a loss of revenues;

     . our protection of our intellectual property is crucial to our business, and if we are unable to protect our intellectual property rights, the loss of such rights could make us less competitive and cause us to lose market share;

     . we have been subject to, and may in the future become subject to, intellectual property infringement claims that could be costly and could result in a diversion of management's attention;

     . we may lose access to technology that we license from outside vendors, which loss could adversely affect our ability to sell our products;

     . our stock price is volatile and may continue to be volatile in the future;

     . Nortel Networks is able to exercise substantial influence over all matters requiring stockholder and Board of Directors approval and could make decisions about our business that conflict with the interests of other stockholders;

     . provisions of our charter and bylaws may delay or prevent transactions that are otherwise in your best interests;

     . our investment policy states that we will invest our cash reserves, including cash, cash equivalents and marketable investments, some of which are subject to interest rate risk, whereby a change in market interest rates will cause the principal amount of the underlying investment to fluctuate;

     . we are subject to foreign exchange risk as a result of exposures to changes in currency exchange rates, specifically between the United States and Canada, the United Kingdom, Germany, France, Japan and Switzerland;

     . we hold short-term equity securities of a publicly-traded company and it is possible that the market value of these securities could decline significantly in the near future; and

     . we have invested in several privately held companies, most of which are technology companies in the start-up or development stage and if the demand for the technologies and products offered by these privately held companies materializes slowly, to a minimum extent, or not at all in the relevant markets, we could lose all or substantially all of our investments in these companies.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the memorandum from
F. William Conner dated June 19, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                          Entrust, Inc. June 19, 2001

                                   SCHEDULE A
                                   ----------

                    INFORMATION CONCERNING THE DIRECTORS AND
                      EXECUTIVE OFFICERS OF ENTRUST, INC.

     The directors and executive officers of Entrust, Inc. and their positions and offices as of June 19, 2001, are set forth in the following table:

Name                             Position and Offices Held
-----------------------------    ---------------------------------------------------------------
     F. William Conner              President, Chief Executive Officer & Director

     David L. Thompson              Senior Vice President and Chief Financial Officer

     William McGee                  Senior Vice President, Development

     Richard D. Spurr               Senior Vice President, Sales & Distribution

     James A. Thomson               Chairman of the Board of Directors

     Terrell B. Jones               Director

     Butler C. Derrick, Jr.         Director

     Michael P. Ressner             Director

     Christopher M. Stone           Director

     Jawaid Ekram                   Director

     J. Alberto Yepez               Director

     The address of each director and executive officer is: c/o Entrust, Inc., One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, TX 75093.